Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS ANNOUNCES INTENT TO ACQUIRE

JAVELINA GAS PROCESSING AND FRACTIONATION FACILITY

DENVER—September 19, 2005—MarkWest Energy Partners, L.P. (AMEX: MWE, “MarkWest”), announced today that it has signed Purchase and Sale Agreements with El Paso Corporation, Kerr-McGee Corp. and Valero Energy Corp. to acquire 100% of the interests in the Javelina gas processing and fractionation facility in Corpus Christi, Texas for approximately $355 million. The transaction is anticipated to close in the fourth quarter.  The facility is expected to add approximately $38 million to $40 million to MarkWest’s 2006 Cash Flow from Operations.

The gas processing facility treats and processes off-gas from six refineries in the Corpus Christi area.  The facility was constructed in 1989 to process refinery off-gas and recover up to 28,000 barrels per day of natural gas liquids, including ethylene and propylene, as well as hydrogen. The Javelina facility currently processes 125 to 130 mmcfd of inlet gas but is expected to process close to its capacity of 142 mmcfd as refinery output continues to grow.

“The acquisition of the Javelina facilities and the addition of the existing staff to our MarkWest team is another important step forward for our company,” said Frank Semple, President & CEO.  “These assets provide high quality service to six strategically located gulf coast refineries.  We believe these refineries will continue to play a key role in supporting US demand for refined petroleum products.  We also believe that there are a number of opportunities for MarkWest to upgrade the products produced at the Javelina plant, which will require the deployment of additional growth capital.  The facilities will provide additional operational and cash flow diversity to our Southwest Business Unit assets. Our Southwest Business Unit has experienced tremendous growth during 2005 and will continue to grow significantly in 2006 through the Javelina acquisition and the completion in January 2006 of our 200 mmcfd processing facility in Carthage, Texas.”

The Javelina acquisition will be funded initially through a fully committed acquisition credit facility, provided for MarkWest by RBC Capital Markets and Royal Bank of Canada utilizing a new $100 million revolving credit facility and a $400 million term loan facility. MarkWest expects to permanently finance these assets in the first half of 2006 with a combination equity and long-term debt.  The goal will be to maintain a debt-to-total capital ratio of less than 50 percent in keeping with MarkWest’s long-term balance sheet objectives.

MarkWest will host a conference call on Thursday September 22, 2005, at 2:00 P.M. MDT to discuss this acquisition and its effect on MarkWest Energy Partners, L.P.  Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time: 1-800-257-7087. A replay of the call will be available through September 29, 2005 by dialing 800-405-2236 and entering the following passcode: 11040032#.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for the current year, as filed with the SEC.